EXHIBIT 99.1

Cardtronics Commences Exchange of Senior Subordinated Notes

HOUSTON, Sept. 20, 2006 (PRIMEZONE) -- Cardtronics, Inc. announced today that it has commenced an exchange offer to exchange its 9.250% Senior Subordinated Notes due 2013, which have been registered under the Securities Act of 1933, for any and all of its corresponding outstanding 9.250% Senior Subordinated Notes due 2013 that were issued on August 12, 2005 in a private offering. At the time of issuance of the notes in August 2005, Cardtronics agreed to offer to exchange them for registered notes. This exchange offer satisfies that requirement.

The form and terms of the exchange notes are substantially the same as the form and terms of the notes issued in August 2005. The primary difference is that the exchange notes have been registered under the Securities Act of 1933, and therefore, will not bear legends restricting their transfer. The exchange notes evidence the same debt as the notes they replace, and will be issued under and will be entitled to the benefits of the indenture that governs the original notes.

The exchange offer will expire at midnight New York City time on October 18, 2006, unless extended by Cardtronics in its sole discretion. A prospectus dated September 20, 2006, relating to the exchange offer and setting forth the terms of the exchange notes has been mailed to record holders of the original notes.

The Exchange Agent for the exchange offer is Wells Fargo Bank, N.A., Corporate Trust Operations, Sixth and Marquette -- MAC N9303-121, Minneapolis, Minnesota 55479. Eligible institutions may make requests by facsimile at 612-667-4927.

This press release shall not constitute an offer to purchase or exchange nor the solicitation of an offer to exchange any securities.

About Cardtronics

Headquartered in Houston, Texas, Cardtronics is the world's largest owner/operator of ATMs with more than 25,000 locations. We operate in every major U.S. market, and at over 1,000 locations throughout the U.K. and over 300 locations in Mexico. Major merchant-clients include A&P(r), Albertson's(r), Amerada Hess(r), Barnes & Noble(r) College Bookstores, BP(r) Amoco, Chevron(r), Costco(r), CVS(r)/pharmacy, ExxonMobil(r), Duane Reade(r), Rite Aid(r), Sunoco(r), Target(r) and Walgreens(r). Cardtronics also works closely with financial institutions across the U.S., including Chase(r), Sovereign Bank(r), and Wachovia(r), to brand ATMs in these major merchants and provide convenient access for their customers and the ability to preserve and expand their markets. For more information about Cardtronics, please visit http://www.cardtronics.com/.

The Cardtronics logo is available at http://www.primezone.com/newsroom/prs/?pkgid=991

CONTACT:  Cardtronics, Inc.
          Investor Contact:
          J. Chris Brewster, CFO
            (281) 892-0128
            cbrewster@cardtronics.com
          Media Contact:
          Dawn Thompson, Director of Marketing
            (281) 596-9988 x1359
            dthompson@cardtronics.com